Exhibit 99.1

100 Carillon Parkway • St. Petersburg, FL 33701

NEWS FOR IMMEDIATE RELEASE

First Advantage Contact:
Renee Svec	Cindy Williams
Director of Marketing & Communications	Investor Relations Manager
727.214.3411, ext. 212	727.214.3411, ext. 260
rsvec@FADV.com	clwilliams@FADV.com

FIRST ADVANTAGE CORPORATION

ANNOUNCES $225 MILLION SYNDICATED CREDIT FACILITY

ST. PETERSBURG, Fla., Sept. 29, 2005—First Advantage Corporation (NASDAQ: FADV), a global risk mitigation and business solutions provider, today announced that it has entered into a $225 million senior secured credit facility with a syndicate of financial institutions led by Banc of America Securities.

The facility will be for a five-year term and will be secured by the stock of subsidiaries, inter-company debt and accounts receivable. Funds borrowed under the agreement will be used to refinance existing debt, support future acquisitions and provide ongoing working capital.

“We are very pleased with the support we have received from the lending group,” said John Long, chief executive officer of First Advantage Corporation. “The new credit facility will allow First Advantage to significantly increase our future financial flexibility and pursue larger acquisition targets in the continued execution of our growth strategy.”

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) combines industry expertise with information to create products and services that organizations worldwide use to make smarter business decisions. First Advantage is a leading provider of business credit information in the transportation industry; consumer credit information in the mortgage, automotive and subprime markets; motor vehicle record reports; supply chain security consulting; employment background verifications; occupational health services; business tax consulting services; insurance fraud, corporate and litigation investigations; surveillance; computer forensics; electronic discovery; data recovery; due diligence reporting; resident screening; property management software; renters insurance and consumer location services. First Advantage ranks among the top three companies in all of its major business lines. First Advantage is headquartered in St. Petersburg, Fla., and has 3,300 employees in offices throughout the United States and abroad. More information about First Advantage can be found at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a Fortune 500 company that traces its history to 1889. First American is the nation’s largest data provider, supplying businesses and consumers with information

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First Advantage Corporation Announces $225 Million Syndicated Credit Facility

resources in connection with the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

Certain statements in this press release, including those related to the pursuing larger acquisition targets and execution of the company’s growth strategy, are forward looking. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: general volatility of the capital markets and the market price of the company’s Class A common stock; the company’s ability to successfully raise capital; the company’s ability to identify and complete acquisitions and successfully integrate businesses it acquires; changes in applicable government regulations; the degree and nature of the company’s competition; increases in the company’s expenses; continued consolidation among the company’s competitors and customers; unanticipated technological changes and requirements; the company’s ability to identify suppliers of quality and cost-effective data, and other risks identified from time-to-time in the company’s SEC filings. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Investors are advised to consult the company’s filings with the SEC, including its 2004 Annual Report on Form 10-K, for a further discussion of these and other risk factors.

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